Exhibit 10.29


                    DISTRIBUTION AND FIELD SERVICE AGREEMENT


     THIS DISTRIBUTION AND FIELD SERVICE AGREEMENT, effective as of December 1, 1998 (hereinafter "Agreement") is made by and between Intelligent Medical
Imaging, Inc., a Florida corporation with its principal offices at 4360 Northlake Blvd. Palm Beach Gardens, Florida 33410 (hereinafter "IMI") and Beckman Coulter Inc., a Delaware corporation having its principal office at 4300 North Harbor Boulevard, Fullerton, California 92834-3100 (hereinafter "BCI").

                                    PREMISES

     WHEREAS, IMI has designed, developed and intends to manufacture an automated, stand-alone instrument for making and staining blood slides, such instrument being designated by IMI as its Hematology Slide Master (HSM) Instrument ; and

     WHEREAS, IMI desires to sell its HSM Instrument and related software and hardware accessories (hereinafter collectively referred to as "HSM Products") through non-exclusive distributors that are capable of both selling and servicing such instruments and accessories; and

     WHEREAS, BCI and its Affiliates, as defined herein, are in the business of manufacturing, selling and servicing hematology and related instruments; and

     WHEREAS, IMI desires to have BCI and its Affiliates sell and service its HSM Products in accordance with the terms and conditions provided herein, and BCI and its Affiliates are willing to provide such services to IMI;

     NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

                                     GENERAL

     It is understood that this Agreement inures to the benefit of and is binding upon the respective Parties to this Agreement and their respective Affiliates. An "Affiliate" of a Party refers to a corporation or other legal entity which, directly or indirectly, controls, is controlled by or is under common control with, that Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to cause the direction of the management and policies of the corporation or other entity. Thus, hereinafter, when the rights or obligations of either Party, IMI or BCI, are referenced, such rights or obligations can be exercised or fulfilled either (a) directly by the Party referenced, or (b) indirectly through the respective Affiliates of such Party.


                                    ARTICLE I
                           APPOINTMENT OF DISTRIBUTOR

     1.1 Appointment. As of the effective date hereof and continuing throughout the term of this Agreement, IMI hereby appoints BCI as a non-exclusive distributor of its HSM Products and grants BCI the right to market and sell the HSM Products in all countries of the world. IMI reserves the right to sell its HSM Products in all countries, either directly, or through other distributors, dealers, representatives or agents.

     1.2 Relationship. It is understood that BCI is acting hereunder as an independent contractor and, hence, is not subject to the direct control of IMI. Except as provided in this Agreement, neither party has the authority to legally bind the other party for any purpose.


                                   ARTICLE II
                          DISTRIBUTION OF HSM PRODUCTS

     2.1 Distribution. IMI will sell HSM Products to BCI and BCI will resell such Products to BCI's end users or to BCI's sub-dealers, or third party distributors utilized by BCI in the normal course of business and upon terms and conditions consistent with this Agreement.

     2.2 Inventory Requirements. IMI will maintain an inventory of HSM Products sufficient to fill forecasted orders from BCI, as provided by Section 3.4 below, and to actively promote firm orders for HSM Products.

     2.3 Consumables. BCI agrees to recommend the purchase of HSM reagents and other consumables (the "HSM Consumables") exclusively from IMI for the HSM product.

                                   ARTICLE III
                    ACCEPTANCE/PRICING/FORECASTING/ORDERING/
                               BILLING/INSPECTING

     3.0 Acceptance. The rights and obligations of the parties to this agreement are subject to the acceptance of the HSM Product by BCI. Acceptance of the HSM Product by BCI for the purposes of this agreement will be based on compliance with HSM System Specifications as determined by BCI test results. HSM System Specifications are shown in Exhibit A.

     3.1 Product  Pricing.  Pursuant to a Purchase  Order  Contract  (defined in
Section 3.4 below), BCI shall purchase each HSM Product at the pricing set forth in the attached Exhibit B. Such pricing is subject to semi-annual price adjustments, not to exceed the annual U.S. inflation rate for the preceding year. The price of HSM Products shall be reduced to the Projected Price in Exhibit B by July 1, 1999, unless there have been design enhancements to the HSM Product, in which case the price of the design-enhanced HSM Product will be adjusted upwards to reflect such design enhancement and the Projected Price as reflected on Exhibit B will not be applicable. IMI will provide BCI most favored pricing for the HSM Product, such that the price paid by BCI to IMI for each HSM Product is equal to the lowest price at which IMI sells the HSM Product to any other Distributor at comparable volume levels. BCI has the right to audit(s) to verify such favored pricing.

     3.2 Spare Parts. IMI agrees to offer functionally equivalent replacement and repair parts/components for sale to BCI, throughout the period during which the HSM Products are manufactured by IMI and for five (5) years after the HSM Instrument has been discontinued or this Agreement is terminated, whichever is later. Spare parts will be supplied by IMI to BCI at IMI's standard manufacturing cost (material, labor and overhead, plus 20% profit). IMI will maintain a three months supply of the spare parts, based on the previous six months sales.

     3.3 Demonstrator Units. At such time as BCI has purchased five (5) HSM Instruments in accordance with the price schedule set forth in Exhibit B, BCI shall be entitled to purchase three Demonstrator HSM Instruments at a price of $23,500.00 each. Thereafter, for every five (5) HSM Instruments purchased in accordance with the price schedule set forth in Exhibit B, BCI is entitled to purchase one (1) additional Demonstrator HSM Instrument at a price of (i) $23,500.00 per instrument if purchased prior to July 1, 1999, or (ii) $18,000.00 per instrument if purchased on or after July 1, 1999, provided, however, that BCI shall be entitled to purchase no more than five (5) Demonstrator HSM Instruments pursuant to this Section 3.3. The number of Demonstrator instruments which may be purchased by BCI from IMI will be reviewed within the first six (6) months of this agreement. If mutually agreed to by both IMI and BCI, BCI shall be entitled to purchase additional Demonstrator HSM instruments at a price of
(i) $23,500.00 per instrument if purchased prior to July 1, 1999, or (ii) $18,000.00 per instrument if purchased on or after July 1, 1999.

                  3.3.1 If BCI sells or leases any Demonstrator HSM Instrument(s) to end users, such Instrument(s) shall no longer be considered Demonstrator HSM Instrument(s), and the balance of the instrument price will be paid promptly by BCI to IMI based on the highest discounted pricing (25%) in Exhibit B.

                  3.3.2. If IMI fails to provide to BCI a Multi-Rack Loader by April 1, 1999, BCI will be entitled to return any and all Demonstrator HSM Instruments to IMI that have not been sold and receive a refund equal to the purchase price, provided there is no extraordinary damage, in which case the cost of repair will be deducted. A Multi-Rack Loader is an apparatus by which up to twelve (12) BCI GENoS/STKS cassettes at a time can be presented to an HSM instrument for processing. The requirements for the Multi-Rack Loader will be as mutually-agreed to by BCI and IMI.


     3.4 Forecasting. On the fifteenth day of each month during the term of this Agreement, BCI shall deliver to IMI a rolling forecast of BCI's monthly requirements for HSM Instruments for the twelve-month period commencing on the first day of the following month. See example forecast in Exhibit C. BCI's forecasted requirements for the first three months of each twelve-month period shall constitute a firm purchase order (hereinafter referred to as a "Firm Purchase Order") (i.e., will constitute a firm BCI obligation to purchase the forecasted requirements for such three-month period), provided, however, that IMI's obligation to deliver BCI's forecasted requirements under a Firm Purchase Order from time to time during the term of this Agreement (the "Minimum Delivery Requirement") shall be limited as follows, (a) for the initial Firm Purchase Order under this Agreement IMI's Minimum Delivery Requirement shall be limited to the lower of BCI's forecasted requirements under such initial Firm Purchase Order or ten (10) HSM Instruments and (b) for each Firm Purchase Order thereafter IMI's Minimum Delivery Requirement shall be limited to the lower of
(i) BCI's forecasted requirements under such Firm Purchase Order, (ii) 130% of IMI's Minimum Delivery Requirement for the preceding three-month period, or
(iii) ten (10) HSM Instruments in the event IMI is unable to factor or otherwise borrow against the Firm Purchase Order an amount equal to 75% of the total Direct Material Costs and Direct Labor Costs required to fulfill such Firm Purchase Order.

     3.5 Ordering. A Purchase Order Contract refers to the documentation of individual purchases of HSM Product from IMI by BCI pursuant to this Agreement. The Purchase Order Contract consists of two parts, (a) a purchase order issued by BCI to IMI, which describes the HSM Product, quantity, price, delivery date, and "ship to" address and (b) an acknowledgment of the purchase order, issued by IMI to BCI within ten (10) working days after receiving the purchase order.
Additional or different terms and conditions appearing on the face or reverse side of any BCI purchase order shall become part of the terms and conditions of the purchase, provided that this Agreement shall supersede any inconsistent terms and conditions in the purchase order. No additional or different terms and conditions appearing on the face or reverse side of IMI's invoice or acknowledgment shall become part of such purchase order without BCI's approval.

     3.6 Billing. Billing will be generated by IMI at the time of shipment of HSM Product by IMI. Payment by BCI to IMI will be due no later than sixty (60) days after the invoice date. However, if either BCI or IMI wishes to change billing and payment dates for any reason, the prior written agreement of both parties is necessary.

         3.7 Inspecting. HSM Products ordered by BCI pursuant to this Agreement shall be subject to inspection by BCI after delivery, to determine conformity with Product Specifications and BCI's purchase order. BCI shall have the right to reject non-conforming Products by written notice to IMI of such non-conformity within thirty (30) working days following the arrival of the Product at the delivery destination. BCI shall not waive any warranty rights under this Agreement by inspecting or failing to inspect the Product.

                                   ARTICLE IV
                         WARRANTY; INDEMNITY; LIABILITY

     4.1 Product Warranty. IMI warrants that all HSM Products sold to BCI will be free from defects in materials and workmanship at the time of the installation and for one (1) year thereafter, or until the expiration of fifteen
(15) months from the date of delivery of the HSM Product to BCI or its designee, whichever occurs first. This warranty shall inure to the benefit of BCI's customers, third party distributors and sub-dealers. To the extent permitted by law or contractual obligations, IMI assigns any warranties and indemnities it receives from IMI's component vendors to BCI. BCI, BCI's sub-dealers, or third-party distributors of BCI may convey the foregoing IMI warranties and indemnities to the HSM Product end users. BCI shall in any event convey the warranty disclaimers set forth in Section 4.3 and 4.4 to the HSM Product end users and to any BCI third party distributor or sub-dealer.

     4.2 Warranty Action. If a defect in a HSM Product or component thereof is found and IMI receives notice from BCI within thirty days of BCI's actual knowledge of such defect, IMI shall at its cost, cure such defect either by repairing the defective HSM Product or component thereof at IMI's facility or, at its option, by sending a replacement part.

     4.3 No Other Warranties. The Warranty and the remedy provided for in Sections 4.1 and 4.2 above supersede and are in lieu of all other warranties or conditions, expressed or implied, and all other obligations or liabilities of IMI, including any warranty of merchantability and fitness for a particular purpose. BCI is not authorized to make any warranties on behalf of or in the name of IMI or to assume for IMI any other liability in connection with the HSM Products. IMI makes no representations or warranties as to performance of products or as to service to BCI or to any other person, except as set forth above.

     4.4 Limitation on Liability. With regard to the sale or use of any HSM Products, in no event shall IMI be liable for any indirect, incidental, consequential, or special damages, including lost profits, sustained or incurred in connection with the products, or caused by defects in the products, regardless of the form of action, whether in contract, tort (including, without limitation, negligence and strict liability), or otherwise, and whether or not such damages were unforeseen.

     4.5 Reciprocal Limitation on Liability. BCI and IMI may be liable to each other for damages resulting from a breach of the obligations of such party under this Agreement including reasonable attorney fees and costs incurred in connection with litigation involving a dispute under this Agreement; provided that in no event will BCI or IMI be liable to the other for any indirect, incidental consequential or special damages, including lost profits, as a result of a breach of such obligations.

     4.6 Liability to Third Party. If a HSM Product causes injury to person or property and such injury results from design or manufacture of the HSM Product, IMI shall assume the responsibility for such injury, unless BCI has manufactured the defective HSM Product pursuant to Section 6.1 hereof, in which case BCI shall be responsible for such injury. IMI will purchase and maintain product liability insurance sufficient to cover potential compensation for injuries to life, health or damage to the property of a third party in the minimum amount of $5,000,000 per incident. IMI will provide BCI with a certificate of insurance evidencing such coverage and naming BCI as additional insured party as its interest may appear. If injury to person or property results from the intentional or negligent acts or omissions of BCI or its employees, contractors, agents or representatives, BCI shall assume the responsibility for such injury. BCI will purchase and maintain appropriate liability insurance relating to its activities in product support, servicing, training, installation, maintenance, sales and other services, sufficient to cover potential compensation for injuries to life, health or damage to the property of a third party. BCI will provide IMI with a certificate of insurance evidencing such coverage and naming IMI as additional insured party as its interest may appear.

                                    ARTICLE V
                              TERM AND TERMINATION

     5.1 Term. The term of this Agreement shall be for a period of ten (10) years from the date hereof and shall be renewed automatically thereafter for consecutive one (1) year renewal terms unless and until this Agreement is terminated pursuant to this Article V.

     5.2 Termination for Cause. Any material breach of this Agreement by either party shall constitute a default if not cured within 30 days after written notice of such breach is given. Upon default by one party, then the non-defaulting party can terminate this Agreement on ten (10) days written notice, during which time the defaulting party can cure the outstanding breach. BCI and IMI agree that for purposes of this Agreement a "Material Breach" shall be defined as a breach of any obligation under Section 3.1, 3.3, 3.4, 3.6, 4.1, 4.2, 6.1, 8.1, 8.2, 11.2, 11.4 or 11.7 hereof.

     5.3 Unilateral Termination. After the initial ten-year term, either party can unilaterally terminate this Agreement at any time without cause upon at least 180 days written notice to the other party.

     5.4 Effect of Termination or Expiration. IMI and BCI agree that in the event of any termination or expiration of this Agreement they will continue to cooperate in good faith and work together during the transition period following such termination or expiration for the purpose of providing continuing service and ensuring customer satisfaction among all the end users. Within sixty (60) days after termination of this Agreement by BCI pursuant to Section 5.2 hereof, IMI agrees to repurchase any and all inventory, including spare parts, demonstrator instruments, and rental instruments, at a price equal to the book value of such items, which book value shall include appropriate reserves which reflect excess and obsolete inventory items in accordance with generally accepted accounting principles.

                                   ARTICLE VI
                             FAILURE TO MANUFACTURE

     6.1 Failure to Manufacture. If for any reason other than a Force Majeur Event as defined in Section 12.8 hereof, IMI is unable or unwilling, for two (2) consecutive three-month periods during the term of this Agreement, to manufacture or supply a quantity of HSM Instruments equal to the IMI Minimum Delivery Requirement for each such three-month period, BCI may elect, in a written notice to IMI, to manufacture the HSM Instrument itself, or to have another party manufacture the HSM Instrument for BCI's sale and distribution. IMI shall be entitled to a royalty for BCI's right to use IMI's proprietary technology as reflected in Exhibit D and to manufacture the HSM Instrument or any derivative instrument in an amount equal to $10,000 per HSM Instrument manufactured by BCI pursuant to this Section 6.1 until the earlier to occur of
(i) BCI's manufacture of or purchase from IMI of 400 HSM Instruments or (ii) the expiration of five (5) years since the date on which BCI manufactured the first HSM Instrument pursuant to this Section 6.1. In the event BCI elects to manufacture the HSM Instrument pursuant to Section 6.1, BCI will be credited with an amount equal to its start-up costs, but not to exceed $1,000,000, which shall be applied against 75% of each royalty payment due IMI hereunder, until such time as BCI's start-up costs or the $1,000,000, as the case may be, is recovered. In the event BCI elects to manufacture the HSM Instrument pursuant to this Section 6.1, IMI will provide BCI with detailed manufacturing drawings, specifications and other information necessary for BCI to manufacture the HSM Products or have the HSM Products manufactured by a third party; provided, that such third party shall agree to be bound by the confidentiality provisions contained herein. Notwithstanding the above, Section 2.3 hereof shall remain in full force and effect provided IMI is in a position to manufacture and supply the HSM Consumables.

     6.2 Vaulted Documents. In order to further protect IMI's and BCI's interest in maintaining a reliable supply in case of a "Force Majeur Event" or IMI's failure or unwillingness to manufacture the HSM Products, IMI agrees to secure a set of documentation at an agreed upon location by both IMI and BCI required to manufacture the HSM Products. Release of this documentation will require mutual agreement and authorization by an officer of both IMI and BCI. In the event that IMI and BCI do not mutually agree to release these documents, it will be deemed an immediate dispute and handled pursuant to Article 12.9.

                                   ARTICLE VII
                   SHIPPING/RISK OF LOSS/GOVERNMENT COMPLIANCE

     7.1 Shipping. Shipments of HSM Product to BCI or BCI's sub-dealers, third-party distributors or end users in the United States will be made F.O.B. Palm Beach Gardens, Florida, USA (or another shipping point as determined from time to time by BCI). If BCI requests IMI to arrange the transportation for any HSM Product to a BCI customer outside the U.S.A., IMI shall ship HSM Product in accordance with the instructions in BCI's purchase order and IMI shall be reimbursed for any shipping fees or costs incurred in shipping the HSM Product.

     7.2 Product Ownership and Risk of Loss. Product ownership and risk of loss transfers from IMI to BCI upon delivery to the common carrier at the IMI Shipping Point.

     7.3 Governmental Compliance. Except as provided in Article VIII, BCI shall be responsible for current and ongoing familiarity and compliance with governmental laws, regulations and other requirements applicable to the marketing, sale, shipment and support of the HSM Product.

                                  ARTICLE VIII
           INSTALLATION, TRAINING, CUSTOMER SUPPORT AND FIELD SERVICE
                    FOR UNITED STATES AND CANADIAN CUSTOMERS

     8.1 Installation and Training. BCI is responsible for the installation of the HSM Products at BCI customer's site in accordance with IMI's specifications, for customer training on the proper use of the HSM Products, and for obtaining acceptance of HSM Products by the customer. As consideration for performing these services, BCI shall be entitled to the fees set forth in Exhibit E from time to time. When requested, BCI will provide installation services to those IMI customers who have purchased HSM Products directly from IMI and shall be compensated for such services in accordance with the fee schedule set forth in Exhibit E from time to time.

     8.2 Customer Support and Field Service. IMI will be primarily responsible for U.S. and Canadian customer support. IMI Customer Support will receive customer warranty service and maintenance service telephone calls and will provide first line customer intervention for the HSM Products. In the event that resolution cannot be obtained through telephone contact, IMI will request assistance from BCI's field service specialists. BCI's field service specialists will obtain service call numbers upon dispatch and will be required to close out service calls with IMI Customer Support upon completion. IMI's Technical Support staff will provide telephone support to BCI's field service representatives. As consideration for these services BCI shall be entitled to the fees set forth in Exhibit E from time to time.

     8.3 Replacement Parts. IMI will provide a sufficient car stock to BCI field service specialists to enable these specialists to perform the warranty service and maintenance service at a customer site. The initial car stock will be determined by IMI and will be consigned to BCI. This car stock will be replenished by IMI as necessary to promptly serve the customers. There will be no charge to BCI for replacement parts for field service.

     8.4 Training. IMI Training Services shall provide BCI field service specialists with the technical training required to perform field servicing of the HSM Products. The training sessions performed pursuant to this Section 8.4 as well as the training sessions to be performed pursuant to Section 9.3 hereof (the "Training Sessions") shall be conducted at IMI's Palm Beach Gardens, Florida facility or at such other location as IMI shall designate from time to time. While IMI will not be compensated for its time and expense incurred in conducting the Training Sessions, BCI shall be responsible for all transportation, meals, lodging and other expenses incurred by BCI or its employees in connection with BCI employees' or representatives' attendance at the Training Sessions. In the event BCI requests that the Training Sessions be conducted at a location other than IMI's Palm Beach Gardens, Florida facility, IMI will use its best efforts to accommodate such request, provided, however, that if IMI does accommodate such request, BCI shall reimburse IMI for all transportation, meals, lodging and other expenses incurred by IMI as a result of conducting the Training Session at such other location.

     8.5 Billing. Billing will be generated by BCI at the time service is performed. Payment will be due no later than sixty (60) days after the invoice date. However, if either BCI or IMI wishes to change billing and payment dates for any reason, the prior written agreement of both parties is necessary.

     8.6 Adjustment of Exhibit E Installation and Service Fee Schedule. During the first 18 months following BCI's initial sale of an HSM Instrument which was purchased from IMI pursuant to this Agreement, the fee schedule for services performed by BCI pursuant to this Article VIII, as reflected on Exhibit E, shall be adjusted by mutual agreement of BCI and IMI at each six-month interval during this 18-month period.

                                   ARTICLE IX
           INSTALLATION, TRAINING, CUSTOMER SUPPORT AND FIELD SERVICE
                  FOR FOREIGN CUSTOMERS (NOT INCLUDING CANADA)

     9.1 Installation, Training, Support, and Field Services. BCI shall be responsible for providing HSM Product customers outside the United States with installation service, customer training, customer support service and field service. BCI shall bill the customer directly for any such services outside the warranty period and, during the warranty period, shall be entitled to the fees set forth in Exhibit E. BCI shall be entitled to provide maintenance service agreements to any Product purchaser located outside the United States.

     9.2 Replacement Parts. IMI will provide a sufficient depo stock for BCI field service specialists to enable these specialists to perform the warranty service and maintenance service at a customer site. The initial depo stock will be recommended by IMI and will be purchased by BCI. This depo stock will be replenished by IMI as necessary to promptly serve the customers. There will be no charge to BCI for replacement of warranty parts if BCI has accepted IMI's recommendation with respect to such parts.

     9.3 Training. IMI Training Services shall provide BCI field service specialists with the technical training required to perform field servicing of the HSM Products. The parties' responsibilities with regard to the expenses incurred in connection with the training performed by IMI pursuant to this
Section 9.3 shall be as set forth in Section 8.4 hereof.

     9.4 Billing. Billing will be generated by BCI at the time service is performed. Payment will be due no later than sixty (60) days after the invoice date. However, if either BCI or IMI wishes to change billing and payment dates for any reason, the prior written agreement of both parties is necessary.

     9.5 Adjustment of Exhibit E Installation and Service Fee Schedule. During the first 18 months following BCI's initial sale of an HSM Instrument which was purchased from IMI pursuant to this Agreement, the fee schedule for services performed by BCI pursuant to this Article IX, as reflected on Exhibit E, shall be adjusted by mutual agreement of BCI and IMI at each six-month interval during this 18-month period.

                                    ARTICLE X
                            PRODUCT QUALITY ASSURANCE

     10.1 FDA and FY 2000 Compliance Representation. Each HSM System component is hereby guaranteed by IMI as of the date of shipment or delivery, to be, on such date, not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, and not an article which may not, under the provisions of
Section 510(k) or 515 of the act, be introduced into interstate commerce and shall be FY 2000 compliant.

     10.2 Product Quality Control and Management. IMI will manufacture, manage quality, and ship HSM Products according to GMPs and ISO 9000 practices for medical devices in effect at the time the Product was manufactured. In addition, IMI's manufacturing facility shall be equipped with a quality assurance system, product standard documentation, product quality standard documentation, documented work procedure instruction, work operations record file, and other procedures required under GMP and other applicable regulations. Responsibility for FDA compliance applicable is with IMI.

     10.3 Product Recall and its Costs. If there is a concern for possible loss or injury to the life, health and property of a third party due to a cause attributable to a HSM Product, as determined by mutual agreement of IMI and BCI, IMI will promptly notify the FDA and all BCI customers. IMI will be responsible for the expense of such action unless the recall is necessary because of actions or omissions of BCI, its sub-dealers, or third party distributors.

                                   ARTICLE XI
                              INTELLECTUAL PROPERTY

     11.1 Intellectual Property Rights. IMI represents and warrants to BCI that IMI owns or has licensed all intellectual property rights relating to the making, using, selling and servicing of all HSM Product, including, without limitation the hardware design, including electrical and mechanical, software, ideas, drawings, source code, data, patents pending, patentable rights or inventions. During the term of this Agreement, BCI can gain access to certain aspects of IMI's HSM intellectual property rights, as deemed necessary by IMI, solely for the purpose of enabling BCI to provide Field Service.

     11.2 Trademark License. IMI hereby grants to BCI the right to use IMI's trade name and trademark in connection with the sale of HSM Products hereunder.

     11.3 Private Label. If requested by BCI, IMI will arrange for BCI's name, logo and/or trademark to be placed on the HSM Product purchased by BCI. BCI agrees that IMI retains the right to place the words "by IMI" or similar language and the IMI logo and/or trademark on the Product.

     11.4 Advertising Materials. BCI will not publish, cause to be published, or distribute any advertising or other materials which describe or pertain to the Product, or refer to IMI unless the materials are furnished or approved by IMI. IMI's logo, name and trademarks will be prominently displayed on all advertising materials and on the Product itself.

     11.5 Protection of Intellectual Property Rights. If a third party violates IMI's intellectual property rights, IMI must resolve the problem at its own cost and expense.

     11.6 Infringement Claim by a Third Party. IMI shall protect, defend and indemnify BCI, at IMI's sole cost and expense, from and against any claim, suit or other action by a third party alleging that IMI products subject to the Agreement have infringed such third party's intellectual property right(s), except that BCI shall bear proportionate responsibility for any infringement caused by actions or omissions of BCI. If BCI is prevented from selling a HSM Product because of such alleged infringement, IMI shall either:

          a.   Replace or modify such Product so that it becomes non-infringing;

          b.   Procure for BCI the right to continue  using such Product;  or

          c.   Permit BCI to terminate this Agreement.

     11.7 Protection of Proprietary Information. Both BCI and IMI will protect the confidentiality of product information, technical know-how and other information concerning corporate business management which is obtained through this Agreement and through the negotiations leading to this Agreement with the same degree that is used to protect their own similar confidential information. For a period of five (5) years from the date of disclosure, neither party will share any such proprietary information with any third party. It is expressly understood by both parties that this Agreement of confidentiality shall not apply to:

          a. information which, at time of disclosure, was already in the public domain; or

          b. information which, at the time of disclosure, was rightfully possessed by recipient, as evidenced by written records of recipient; or

          c. information which, after disclosure, becomes part of the public domain through no act or omission on the part of recipient; or

          d. information which, after disclosure, was rightfully acquired by recipient, either by way of its own independent development, or by acquiring it from others who did not obtain it under any pledge of secrecy to the disclosing party.

                                   ARTICLE XII
                                  MISCELLANEOUS

     12.1 Notices. Any notices required or permitted by this Agreement or given in connection herewith, shall be in writing and shall be made by certified mail return receipt requested or by overnight carrier. Notices sent in such manner shall be deemed as received on the next business day after mailing. Notices shall be addressed as follows:

     If to BCI:

                  Attention: Office of the President
                  Coulter Corporation
                  11800 S.W. 147th Avenue
                  Miami, Florida 33196
                  Fax: 305-380-8312

     If to IMI:

                  Attention: Office of the President
                  Intelligent Medical Imaging, Inc.
                  4360 Northlake BLVD
                  Palm beach Gardens, Florida 33410


     12.2 Waiver. No waiver of any right or remedy with respect to any occurrence or event on one occasion, will be deemed a waiver of such right or remedy with respect to such an occurrence or event on any other occasion.

     12.3 Prior Agreements. This Agreement contains the entire understanding of the parties and cancels all prior agreements, oral or written, related to the subject matter hereof. This Agreement may not be modified except by an instrument in writing, executed by both parties.

     12.4 Severability. If any provision of this agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

     12.5 Transfer or Assignment. This Agreement, including all of its rights and obligations, in total or in part, shall not be transferred or assigned to a third party without previous written consent by the non-assigning party, which shall not be unreasonably withheld. Consent will not be required for an assignment or transfer of this Agreement as part of the transfer of all or substantially all of a party's assets to a third party.

     12.6 Controlling Law. All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties under this Agreement will be governed by the laws of the State of Florida.

     12.7 Compliance with Laws. The parties hereto shall comply with all applicable federal, state, county and local laws in their respective performance hereunder.

     12.8 Force Majeur. If either BCI or IMI fails to perform its responsibility or must delay completion of duties and obligations by reason of any event beyond its reasonable control, including an Act of God, embargo, hostilities, governmental action or inaction, blockage, riot, revolution, insurrection, accidents, strikes, sabotage or other labor trouble, fire, flood, earthquake, difficulty of communication or transport, inability to manufacture or procure from third-party sources or shortage of HSM Instrument, HSM Products or other materials or equipment, or any other similar causes, but excluding a hostile takeover of its respective assets by a third party (a "Force Majeur Event"), it will not be held liable for the incomplete work or delay, nor will the party be found in violation of this Agreement. If any such Force Majeur Event shall continue in such a manner as to make impossible performance by either party for a period of more than three (3) months in any consecutive six-month period, either party may terminate this Agreement upon written notification to the other party.

     12.9 Arbitration. In the event of any dispute relating to this Agreement, BCI and IMI shall meet promptly to discuss the matter in good faith. Any dispute that cannot be resolved in the above fashion within thirty (30) days after the dispute was raised, shall be submitted to binding arbitration before a panel of three (3) arbitrators, one of whom shall be chosen by BCI, another of whom shall be selected by IMI, and the third of whom shall be chosen by the two arbitrators already selected and all of whom shall possess sufficient business acumen and experience as determined by mutual agreement of BCI and IMI. The panel shall convene in Miami, Florida and shall observe the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of the panel shall be binding and may be enforced by any court having competent jurisdiction thereof. The parties hereby agree that jurisdiction for enforcement of any decision of the arbitration panel shall lie in the Circuit Court for Palm Beach County or the U.S. District Court for the Southern District, in the event the dispute qualifies for federal jurisdiction.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

BECKMAN COULTER, INC.


By:/s/ Edward Vivanco                                 /s/ Maria W. Lopez
   --------------------------------------            ---------------------------
                                                                 Witness

Title: President                                      December 15, 1998
      ----------------------------------             ---------------------------
                                                                 Date


INTELLIGENT MEDICAL IMAGING,  INC.


By: /s/ Tyce Fitzmorris                               /s/ Gene Cochran
   --------------------------------------            ---------------------------
                                                                 Witness

Title: President                                      December 18, 1998
      -----------------------------------            ---------------------------
                                                                 Date

                                    Exhibit A

                           HSM SYSTEM SPECIFICATIONS

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                                   Exhibit B

                              HSM PRICING SCHEDULE

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


                                      500
                                      500